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                                                                   Exhibit 23.01

                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-32950, No. 333-45570, No. 333-45572 and No. 333-56270)
pertaining to the 1999 Equity Incentive Plan, 2000 Equity Incentive Plan, 2000 Employee Stock Purchase Plan, Non-Plan Stock Option Agreements of Registrant, Non-Plan Restricted Stock Purchase Agreements of Registrant, 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan of our report dated February 5, 2001 except for the third paragraph of note 10, as to which the date is March 6, 2001, with respect to the financial statements of Snowball.com Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

Palo Alto, California
March 28, 2001